As filed with the Securities and Exchange Commission on August 21, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-10

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AVALON RARE METALS INC.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if applicable)

130 Adelaide Street West, Suite 1901, Toronto, Ontario  M5H 3P5 (416) 364-4938

(Address and telephone number of Registrant’s principal executive offices)

DL Services, Inc.

Columbia Center

701 5th Avenue, Suite 6100

Seattle, Washington  98104

(206) 903-8800

 (Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Jay Goldman Andrea FitzGerald Cassels Brock & Blackwell LLP 2100 Scotia Place 40 King Street West Toronto, ON M5H 3C2 (416) 869-5300	R. James Andersen Avalon Rare Metals Inc. 130 Adelaide Street West Suite 1901 Toronto, ON M5H 3P5 Canada (416) 364-4938	Christopher J. Barry Jodie Kaufman Davis Dorsey & Whitney LLP Brookfield Place 161 Bay Street Suite 4310 Toronto, ON M5J 2S1 Canada (416) 367-7370

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective

Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☒ at some future date (check the appropriate box below)

1.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).

2.	☐ pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3.	☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4.	☒ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price(1)(2)		Amount of Registration Fee(2)(3)
Title of Each Class of Securities to be Registered
Common Shares
Warrants to Purchase Common Shares
Units
Total	US$	500,000,000	US$	500,000,000	US$	68,200

(1)	There are being registered under this registration statement such indeterminate number of Common Shares, Warrants to Purchase Common Shares, or Units of the Registrant as shall have an aggregate initial offering price of US$500,000,000. Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended (the “U.S. Securities Act”).

(3)	An aggregate of US$55,882.99 of the registration fee was previously paid in connection with US$481,335,000 of unissued securities of the US$525,000,000 of securities registered under the Registrant’s F-10 shelf registration statement (File No. 333-173669) initially filed on April 21, 2011 and declared effective on May 5, 2011, which unsold securities are hereby deregistered. Accordingly, pursuant to Rule 457(p) of the General Rules and Regulations under the U.S. Securities Act, US$55,882.99 is being offset against the registration fee due for this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the U.S. Securities Act or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED AUGUST 21, 2013

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue

AVALON RARE METALS INC.

Common Shares

Warrants

Units

US$500,000,000

Avalon Rare Metals Inc. (“Avalon” or the “Corporation”) may offer and sell from time to time, common shares (the “Common Shares”), common share purchase warrants (the “Warrants”) or units (the “Units”) comprised of Common Shares and Warrants (all of the foregoing, collectively, the “Securities”) or any combination thereof up to an aggregate initial offering price of US$500,000,000 during the 25 month period that this short form base shelf prospectus (the “Prospectus”), including any amendments thereto, remains effective. The Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement (a “Prospectus Supplement”).

Investing in the Securities involves a high degree of risk. Investors should carefully read the “Risk Factors” section in this Prospectus.

This offering is made by a Canadian issuer that is permitted under a multi-jurisdictional disclosure system adopted by the United States and Canada to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those applicable to issuers in the United States. Financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”), and may not be comparable to financial statements of United States companies.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion contained in this Prospectus under the headings “Canadian Federal Income Tax Considerations” and “Certain U.S. Federal Income Tax Considerations” as well as the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the Corporation is governed by the laws of Canada, that some or all of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement are residents of a foreign country, and that a substantial portion of the assets of the Corporation and said persons are located outside the United States.

Neither the United States Securities and Exchange Commission, nor any state securities regulator, has approved or disapproved the Securities offered hereby or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the offering price, the dividend rate, if any, and any other terms specific to the Common Shares being offered; (ii) in the case of Warrants, the designation, the number and terms of the Common Shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, the dates and periods of exercise, the currency in which the Warrants are issued and any other terms specific to the Warrants being offered; and (iii) in the case of Units, the designation, the number and terms of the Common Shares or Warrants issuable upon exercise of or comprising the Units and any other terms specific to the Units being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than United States dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities.

All shelf information permitted under applicable laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

This Prospectus constitutes a public offering of these Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. The Corporation may offer and sell Securities to, or through, underwriters or dealers and may also offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered pursuant to this Prospectus will set forth the names of any underwriters, dealers or agents involved in the offering and sale of such Securities and will set forth the terms of the offering of such Securities, the method of distribution of such Securities including, to the extent applicable, the proceeds to the Corporation and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution.

The outstanding Common Shares of the Corporation are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “AVL” and on the NYSE MKT, LLC (the “NYSE MKT”) under the symbol “AVL”. On August 20, 2013, the last trading day of the Common Shares prior to the date of this Prospectus, the closing price of the Common Shares on the TSX was $0.90 and on the NYSE MKT was US$0.86. Unless otherwise specified in the applicable Prospectus Supplement, no Securities, other than the Common Shares, will be listed on any securities exchange.

The head and registered office of the Corporation is 130 Adelaide Street West, Suite 1901, Toronto, Ontario M5H 3P5.

Investors should rely only on the information contained or incorporated by reference in this Prospectus. The Corporation has not authorized anyone to provide investors with different information. The Corporation is not making an offer of the Securities in any jurisdiction where the offer is not permitted. Investors should not assume that the information contained in this Prospectus and any Prospectus Supplement is accurate as of any date other than the date on the front of those documents.

Unless the context otherwise requires, references in this Prospectus and any Prospectus Supplement to “Avalon” or the “Corporation” include Avalon Rare Metals Inc. and each of its material subsidiaries.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING PRESENTATION OF OUR MINERAL RESERVE AND RESOURCE ESTIMATES

This Prospectus has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this Prospectus and any Prospectus Supplement, and in the documents incorporated by reference herein and therein, have been, and will be, prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum classification system. NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.

Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information contained or incorporated by reference in this Prospectus and any Prospectus Supplement, and in the documents incorporated by reference herein and therein, may not be comparable to similar information disclosed by companies reporting under United States standards. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserve”. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by United States standards in documents filed with the SEC. United States investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource estimate is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by Avalon in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with United States standards.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS AND INFORMATION

This Prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation, which may not be based on historical fact. Readers can identify many of these statements by looking for words such as “believe”, “expects”, “will”, “intends”, “projects”, “anticipates”, “estimates”, “continues” or similar words or the negative thereof. Statements that are not based on historical fact contained in this Prospectus, including through documents incorporated by reference herein, are forward-looking statements that involve risks and uncertainties that could cause actual events or results to differ materially from estimated or anticipated events or results reflected in the forward-looking statements. Such forward-looking statements reflect the Corporation’s current views with respect to future events and include, among other things, statements regarding targets, estimates and/or assumptions in respect of reserves and/or resources, and are based on estimates and/or assumptions related to future economic, market and other conditions that, while considered reasonable by the Corporation, are inherently subject to risks and uncertainties, including significant business, economic, competitive, political and social uncertainties and contingencies. These estimates and/or assumptions include, but are not limited to:

•	grade of ore;
•	rare earth and by-product commodity prices;
•	metallurgical recoveries;
•	operating costs;
•	achievement of current timetables for development;
•	strength of the global economy;
•	availability of additional capital; and
•	availability of supplies, equipment and labour.

Factors that could cause the Corporation’s actual results, performance, achievements, developments or events to differ materially from those expressed or implied by forward-looking statements include, among others, the factors described or referred to under “Risk Factors” herein, those risk factors discussed or referred to in the Corporation’s annual Management’s Discussion and Analysis and Annual Information Form filed with the securities regulatory authorities in all provinces and territories of Canada, other than Québec, and available at www.sedar.com, and:

•	risks related to the Corporation’s history of losses, lack of operating history and ability to generate material revenues;
•	risks related to establishing new mining operations in the event the Corporation elects to proceed with the development of one of its mineral projects;

•	risks related to the Corporation’s need for additional financing;
•	risks related to any joint venture or strategic alliances that may be entered into the by the Corporation;
•	risks related to securing product off-take agreements on a timely basis;
•	risks related to the unique ore type at the Nechalacho Rare Earth Elements project (the “Nechalacho Rare Earth Elements Project”) for which known metallurgical processes have not previously been applied;
•	uncertainty related to title to the Corporation’s mineral properties, including uncertainty related to any challenges in connection with aboriginal land title claims and aboriginal rights in the Northwest Territories;
•	risks related to the possible existence of rights and interests of aboriginal groups, which may limit the Corporation’s ability to develop its properties;
•	risks related to the need to acquire properties for the hydrometallurgical plant and rare earth refinery for the Nechalacho Rare Earth Elements Project;
•	risks that actual capital costs, production schedules and economic returns for the Nechalacho Rare Earth Elements Project may differ significantly from those anticipated by the Corporation;
•	risks related to the demand for rare earth minerals and fluctuations in mineral prices;
•	risks related to competition and the actions of competitors;
•	uncertainties relating to the fact that the Corporation’s mineral resources and minerals reserves are only estimates;
•	risks related to possible shortages of supplies, equipment and labour;
•	risks related to obtaining, maintaining and renewing licenses and permits, and the material costs, liabilities and obligations in connection therewith;
•	risks that the Corporation will be subject to material costs, liabilities and obligations in connection with environmental laws, regulations and approvals and that approvals will not be available;
•	risks related to the extensive federal, state, provincial, territorial and local laws and regulations to which the Corporation’s activities are subject;
•	uncertainties involving uninsured risks;
•	risks related to the Corporation’s ability to attract and retain qualified management and technical personnel;
•	uncertainty whether the Corporation will acquire commercially mineable ore deposits or whether the current mineral deposits identified by the Corporation can be developed as commercially viable ore bodies;
•	risks related to the availability and reliability of adequate infrastructure;
•	risks and hazards inherent to the mining industry;
•	risks related to any changes in critical accounting estimates adversely impacting financial results;
•	risks related to potential conflicts of interest of the Corporation’s directors and officers who may have involvement with other resource companies;
•	risks related to the Corporation’s PFIC status;
•	risks related to fluctuations of currency exchange rates;
•	risks related to price and volume volatility in the securities market in Canada; and
•	risks related to equity financings.

Most of the foregoing factors are beyond Avalon’s ability to control or predict. Although the Corporation has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that the plans, intentions or expectations upon which these forward-looking statements are based will occur. The forward-looking statements contained herein are qualified in their entirety by this cautionary statement. Readers should not place undue reliance on the forward-looking statements, which reflect management’s plans, estimates, projections and views only as of the date hereof. The forward-looking statements contained herein is presented for the purpose of assisting investors in understanding the Corporation’s expected financial and operating performance and the Corporation’s plans and objectives in making an investment decision and may not be appropriate for other purposes.

PRESENTATION OF FINANCIAL INFORMATION

The financial statements of the Corporation incorporated by reference in this Prospectus and any Prospectus Supplement are reported in Canadian dollars. Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus and any Prospectus Supplement have been prepared in accordance with IFRS as issued by the IASB, and may not be comparable to financial statements prepared in accordance with United States generally accepted accounting principles.

CURRENCY PRESENTATION AND EXCHANGE RATE INFORMATION

All monetary amounts used in this Prospectus and any Prospectus Supplement are or will be stated in Canadian dollars, unless otherwise indicated. References to “$” or “Cdn$” are to Canadian dollars and references to “US$” are to U.S. dollars. On August 20, 2013, the noon spot rate for Canadian dollars in terms of the United States dollar, as reported by the Bank of Canada, was US$1.00=Cdn$1.0376 or Cdn$1.00=US$0.9638.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with the securities commissions or similar authorities in each of the provinces and territories of Canada, other than Québec, and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Corporation at 130 Adelaide Street West, Suite 1901, Toronto, Ontario M5H 3P5, telephone (416) 364-4938, and are also available electronically at www.sedar.com and at www.sec.gov. The filings of the Corporation through the System for Electronic Document Analysis and Retrieval (“SEDAR”) and on the Electronic Data Gathering, Analysis, and Retrieval System (“EDGAR”) are not incorporated by reference in this Prospectus except as specifically set out herein.

The following documents, filed by the Corporation with the securities commissions or similar authorities in each of the provinces and territories of Canada, other than Québec, and filed with or furnished to the SEC, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the annual information form (the “Annual Information Form”) of the Corporation dated November 28, 2012 for the fiscal year ended August 31, 2012;

(b)	the audited consolidated statements of financial position of the Corporation as at August 31, 2012 and 2011 and the consolidated statements of comprehensive loss, changes in equity and cash flows for each of the two fiscal years then ended, together with the auditors’ report thereon and the notes thereto;

(c)	management’s discussion and analysis of results of operations and financial condition of the Corporation for the fiscal year ended August 31, 2012;

(d)	the unaudited condensed consolidated interim statements of financial position of the Corporation as at May 31, 2013 and the condensed consolidated interim statements of comprehensive loss, changes in equity and cash flows for the three months and nine months ended May 31, 2013, together with the notes thereto;

(e)	management’s discussion and analysis of results of operations and financial condition of the Corporation for the three months and nine months ended May 31, 2013;

(f)	the management information circular of the Corporation dated December 28, 2012 prepared in connection with the annual meeting of shareholders of the Corporation held on January 29, 2013;

(g)	the material change report of the Corporation filed April 29, 2013 with respect to the completion of a positive feasibility study for the Nechalacho Rare Earth Elements Project;

(h)	the news release of the Corporation dated July 29, 2013 with respect to the completion of the Report of Environmental Assessment by the Mackenzie Valley Environmental Impact Review Board on the Nechalacho Rare Earth Elements Project;

(i)	the news release of the Corporation dated August 1, 2013 with respect to initial results from Nechalacho Rare Earth Elements Project metallurgical process optimization work; and

(j)	the news release of the Corporation dated August 15, 2013 with respect to the summer work program at the Nechalacho Rare Earth Elements Project and mineral resource update.

Any document of the type referred to in section 11.1 of Form 44-101F1 of National Instrument 44-101 – Short Form Prospectus Distributions filed by the Corporation with the securities commissions or similar regulatory authorities in Canada after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent any such document is included in any report on Form 6-K furnished to the SEC or in any report on Form 40-F filed with the SEC, such document shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, Avalon may incorporate by reference into the registration statement of which this Prospectus forms a part, information from documents that Avalon files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”), to the extent that such documents expressly so state.

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Upon a new annual information form and the related annual financial statements being filed by the Corporation with, and, where required, accepted by, the applicable securities commissions or similar regulatory authorities during the currency of this Prospectus, the previous annual information form, the previous annual financial statements and all quarterly financial statements (including management’s discussion and analysis of financial condition and results of operations in the quarterly reports for such periods), material change reports and management information circulars filed prior to the commencement of the Corporation’s financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of further offers and sales of Securities hereunder.

A Prospectus Supplement containing the specific terms of an offering of Securities and other information relating to the Securities will be delivered to prospective purchasers of such Securities together with this Prospectus and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents referred to in “Documents Incorporated by Reference”; (ii) the consents of auditors, counsel and engineers; and (iii) powers of attorney of the directors and officers of the Corporation. A copy of the form of warrant indenture will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the U.S. Exchange Act.

AVAILABLE INFORMATION

The Corporation has filed with the SEC a registration statement on Form F-10 under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), with respect to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information that will be set forth in any such registration statement, certain parts of which will be omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Corporation and the Securities, reference is made to the registration statement and the exhibits thereto, which will be publicly available as described below.

The Corporation files reports and other information with the Canadian Securities Authorities. These reports and information are available to the public free of charge from SEDAR at www.sedar.com.

The Corporation is subject to the informational requirements of the U.S. Exchange Act and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulatory authorities in Canada. Under the multijurisdictional disclosure system adopted by the United States and Canadian securities regulators, such reports and other information the Corporation files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. The Corporation is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Corporation is not required to publish financial statements as promptly as United States companies. Reports and other information filed by the Corporation may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such materials can also be obtained at prescribed rates from such facilities. Prospective investors may call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities and may read and download some of the documents the Corporation has filed with the SEC on the SEC’s website at www.sec.gov.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

The Corporation is governed by the laws of Canada and its principal place of business is in Canada. Most or all of the directors and officers of the Corporation are resident outside of the United States and a substantial portion of its assets and the assets of such persons are located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States on the Corporation or its directors or officers, or to realize in the United States on judgments of courts of the United States predicated on civil liabilities under the U.S. Securities Act. Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against the Corporation or such persons predicated on the civil liability provisions of the United States federal securities laws or the securities or “blue sky” laws of any state within the United States or would enforce, in original actions, liabilities against the Corporation or such persons predicated on the United States federal securities or any such state securities or “blue sky” laws. The Corporation has been advised by its Canadian counsel, Cassels Brock & Blackwell LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. The Corporation has also been advised by Cassels Brock & Blackwell LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

The Corporation filed with the SEC, concurrently with its registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation appointed DL Services, Inc. as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a United States court arising out of or related to or concerning the offering of Securities under this Prospectus.

THE CORPORATION

Avalon is a mineral exploration and development company with a primary focus on rare metals and minerals with high technology and environmentally beneficial applications. Avalon currently holds a portfolio of six such projects.

The Corporation’s focus has been on rare metals such as lithium, tantalum, cesium, indium, rare earth elements (“REE”) such as neodymium, terbium and dysprosium, and rare minerals such as calcium feldspar, many of which are in demand in new technologies related to energy efficiency and a cleaner environment. The Corporation seeks to build shareholder value by becoming a diversified producer of rare metals and minerals and expanding the markets for its mineral products. The Corporation has no material subsidiaries.

REE are commonly divided into two groups based on relative abundance in a typical deposit: the relatively abundant Light Rare Earth Elements comprising of lanthanum, cerium, praesodymium, neodymium and samarium, and the relatively scarce Heavy Rare Earth Elements (“HREE”) comprising of europium, gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, lutetium and yttrium. The Corporation’s current focus is on the development of the Nechalacho Rare Earth Elements Project, which is noteworthy for its unusual enrichment in the more scarce HREE.

On April 17, 2013, the Corporation announced the results of a feasibility study on the Nechalacho Rare Earth Elements Project, and on July 26, 2013 the Mackenzie Valley Environmental Impact Review Board completed its Report of Environmental Assessment and recommended approval of the Corporation’s Nechalacho Rare Earth Elements Project. The Corporation is seeking to advance development of the Nechalacho Rare Earth Elements Project, provided that sales contracts with customers can be secured and adequate financing can be obtained. The Corporation’s priorities currently do not include advancement of its other properties.

The Nechalacho Rare Earth Elements Project, as currently planned, involves three separate sites, an underground mine and concentrator to be located at Thor Lake, 100 kilometres southeast of Yellowknife, Northwest Territories, Canada; a hydrometallurgical plant presently planned to be located at Pine Point, 85 kilometers east of Hay River, Northwest Territories, Canada and a rare earth refinery presently planned to be located in Geismar, Louisiana.

CONSOLIDATED CAPITALIZATION

There have been no material changes in the share and loan capital of the Corporation, on a consolidated basis, since the date of the most recently filed unaudited financial statements of the Corporation as at and for the nine months ended May 31, 2013.

USE OF PROCEEDS

Unless otherwise specified in a Prospectus Supplement, the net proceeds from the sale of the Securities will be used for general corporate purposes, including funding ongoing operations and/or capital requirements, discretionary capital programs and potential future acquisitions. Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities.

All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the Corporation’s general funds, unless otherwise stated in the applicable Prospectus Supplement.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Corporation from the sale of the Securities.

The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including sales in transactions that are deemed to be “at the market distributions” as defined in Canadian National Instrument 44-102 – Shelf Distributions, including sales made directly on the NYSE MKT. Additionally, this Prospectus and any Prospectus Supplement may also cover the initial resale of the Securities purchased thereto. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Corporation. Common Shares issuable upon the exercise of Warrants may be included in an applicable Prospectus Supplement.

Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification by the Corporation against certain liabilities, including liabilities under the U.S. Securities Act and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Corporation in the ordinary course of business.

In connection with any offering of Securities, except as otherwise set out in a Prospectus Supplement relating to a particular offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

DESCRIPTION OF COMMON SHARES

The Corporation is authorized to issue an unlimited number of Common Shares without par value and 25,000,000 preferred shares without par value, of which there were 103,796,986 Common Shares and no preferred shares issued and outstanding as of August 20, 2013.

Holders of Common Shares are entitled to receive notice of any meetings of shareholders of the Corporation, to attend and to cast one vote per Common Share at all such meetings. Holders of Common Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Common Shares entitled to vote in any election of directors may elect all directors standing for election. Holders of Common Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the board of directors of the Corporation at its discretion from funds legally available therefor and upon the liquidation, dissolution or winding up of the Corporation are entitled to receive on a pro-rata basis the net assets of the Corporation after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Common Shares with respect to dividends or liquidation. The Common Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

DESCRIPTION OF WARRANTS

The Corporation may issue Warrants to purchase Common Shares. This section describes the general terms that will apply to any Warrants for the purchase of Common Shares. As of August 20, 2013, Avalon had outstanding 10,000 Warrants with an exercise price of $1.48 expiring August 9, 2017 and 10,000 warrants with an exercise price of $0.75 expiring July 31, 2018.

Warrants may be offered separately or together with other Securities, as the case may be. Each series of Warrants will be issued under a separate warrant indenture to be entered into between the Corporation and one or more banks or trust companies acting as warrant agent. The applicable Prospectus Supplement will include details of the warrant indentures covering the Warrants being offered. The warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered under this Prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Notwithstanding the foregoing, the Corporation will not offer Warrants for sale separately to any member of the public in Canada unless the offering of such Warrants is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the Prospectus Supplement containing the specific terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces and territories of Canada where the Warrants will be offered for sale.

The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

•	the designation and aggregate number of Warrants;

•	the price at which the Warrants will be offered;

•	the currency or currencies in which the Warrants will be offered;

•	the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers;

•	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

•	the exercise price of the Warrants;

•	the designation, number and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

•	if the Warrants are issued as a Unit with another Security, the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

•	any minimum or maximum amount of Warrants that may be exercised at any one time;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the Warrants;

•	whether the Warrants will be subject to redemption or call and, if so, the terms of such redemption or call provisions;

•	material United States and Canadian tax consequences of owning the Warrants; and

•	any other material terms or conditions of the Warrants.

Warrant certificates will be exchangeable for new warrant certificates of different denominations at the office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the securities subject to the Warrants. The Corporation may amend the warrant indenture(s) and the Warrants, without the consent of the holders of the Warrants, to cure any ambiguity, to cure, correct or supplement any defective or inconsistent provision, or in any other manner that will not prejudice the rights of the holders of outstanding Warrants, as a group.

DESCRIPTION OF UNITS

The Corporation may issue Units comprising any combination of the other securities described in this Prospectus. Each Unit will be issued so that the holder of such Unit is also the holder of each Security included in such Unit. Therefore, the holder of a Unit will have the rights and obligations of a holder of each included Security (except in some cases where the right to transfer an included Security of a Unit may not occur without the transfer of the other included security comprising part of such Unit).

The Prospectus Supplement relating to any Units offered hereunder will describe the terms of the Units and the applicable offering, including some or all of the following:

•	the designation and terms of the Units and the securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of the Securities comprising the units; and

•	whether the Units will be issued in fully registered or global form.

The preceding description and any description of Units in the applicable Prospectus Supplement do not purport to be complete and are subject to and are qualified in their entirety by reference to the Unit agreement, if any, and, if applicable, collateral agreements relating to such Units.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cassels Brock & Blackwell LLP, counsel to Avalon, the following is a general summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a holder who acquires Common Shares or Warrants as beneficial owner pursuant to the Prospectus and who, at all relevant times for the purposes of the Tax Act, is not, and is not deemed to be, a resident of Canada, holds such Common Shares or Warrants as capital property, deals at arm’s length with Avalon, is not affiliated with Avalon, and has not and will not use or hold or be deemed to use or hold the Common Shares or Warrants in or in the course of carrying on a business in Canada (a “Non-Resident Holder”). Special rules, which are not discussed below, may apply to a non-resident of Canada that is an insurer which carries on business in Canada and elsewhere.

The Common Shares and Warrants will generally be considered capital property to a Non-Resident Holder unless either (i) the Non-Resident Holder holds the Common Shares or Warrants in the course of carrying on a business of buying and selling securities or (ii) the Non-Resident Holder has acquired the Common Shares or Warrants in a transaction or transactions considered to be an adventure in the nature of trade.

The term “U.S. Holder,” for the purposes of this summary, means a Non-Resident Holder who, for purposes of the Canada-United States Income Tax Convention (1980) as amended, (the “Convention”), is at all relevant times a resident of the United States and is a “qualifying person” within the meaning of the Convention. U.S. Holders are urged to consult with their own tax advisors to determine their entitlement to benefits under the Convention based on their particular circumstances.

This summary is based on the current provisions of the Tax Act, the regulations thereunder (the “Regulations”), the current provisions of the Convention and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the “CRA”) publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (collectively, the “Proposed Amendments”). No assurances can be given that the Proposed Amendments will be enacted or will be enacted as proposed. Other than the Proposed Amendments, this summary does not take into account or anticipate any changes in law or the administration policies or assessing practice of the CRA, whether by judicial, legislative, governmental or administrative decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from those discussed herein.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder and no representations with respect to the income tax consequences to any particular Non-Resident Holder are made. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective investors in Common Shares or Warrants should consult their own tax advisors with respect to their own particular circumstances.

Currency Conversion

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Common Shares and Warrants, including interest, dividends, adjusted cost base and proceeds of disposition must be converted into Canadian dollars based on the relevant exchange rate (as determined in accordance with the Tax Act) applicable on the relevant effective date.

Exercise of Warrants

Upon the exercise of a Warrant, there will be no income tax consequences for a Non-Resident Holder. When a Warrant is exercised, the Non-Resident Holder’s cost of the Common Share acquired thereby will be the aggregate of the Non-Resident Holder’s adjusted cost base of such Warrant and the exercise price paid for the Common Share. The Non-Resident Holder’s adjusted cost base of the Common Share so acquired will be determined by averaging such cost with the adjusted cost base to the Non-Resident Holder of all Common Shares held by the Non-Resident Holder as capital property immediately prior to such acquisition.

Dispositions of Common Shares and Warrants

A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such Non-Resident Holder on a disposition or deemed disposition of the Common Shares or Warrants, nor will capital losses arising from a disposition be recognized under the Tax Act unless the Common Shares or Warrants constitute “taxable Canadian property” (as defined in the Tax Act) of the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

Provided the Common Shares are listed on a “designated stock exchange” (as defined in the Tax Act and which includes the TSX) at the time of disposition, the Common Shares and the Warrants generally will not constitute taxable Canadian property of a Non-Resident Holder at that time unless, at any time during the 60 month period immediately preceding the disposition, the following two conditions have been met concurrently: (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the Corporation; and (ii) more than 50% of the fair market value of the shares of the Corporation was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties” (as defined in the Tax Act), “timber resource properties” (as defined in the Tax Act) or an option, an interest or right in such property, whether or not such property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, a share could be deemed to be taxable Canadian property of the Non-Resident Holder. Pursuant to Proposed Amendments released July 12, 2013, the ownership test will include shares held by a partnership in which the Non-Resident Holder or any non-arm’s length person holds a membership interest (either directly or indirectly through one or more partnerships).

Even if the Common Shares or Warrants are taxable Canadian property to a Non-Resident Holder, any capital gain realized on the disposition or deemed disposition of such securities may not be subject to Canadian federal income tax depending to the terms of an applicable income tax treaty or convention between Canada and the country of residence of the Non-Resident Holder.

Non-Resident Holders whose securities are, or may be, taxable Canadian property should consult their own advisors.

Dividends on Common Shares

Under the Tax Act, dividends paid or credited to a Non-Resident Holder on the Common Shares will be subject to Canadian withholding tax at the rate of 25% of the gross amount of the dividends. This withholding tax may be reduced pursuant to the terms of an applicable income tax treaty or convention between Canada and the country of residence of a Non-Resident Holder. Under the Convention, a U.S. Holder will generally be subject to Canadian withholding tax at a rate of 15% of the gross amount of such dividends (or 5% in the case of a U.S. Holder that is a company which beneficially owns at least 10% of the Corporation’s voting shares).

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership and disposition of Common Shares acquired pursuant to this Prospectus, the exercise, disposition, and lapse of Warrants acquired pursuant to this Prospectus, and the acquisition, ownership, and disposition of Common Shares received on exercise of the Warrants (“Warrant Shares”).

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder as a result of the acquisition of Common Shares and Warrants pursuant to this Prospectus. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including specific tax consequences to a U.S. Holder under an applicable tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, or foreign tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares, Warrants, or Warrant Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares, Warrants and Warrant Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the US. federal income tax considerations applicable to U.S. Holders as discussed in this summary. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions taken in this summary.

Scope of this Summary

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, U.S. court decisions and the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Canada-U.S. Tax Convention”), that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

For purposes of this summary, the term “U.S. Holder” means a beneficial owner of Common Shares, Warrants or Warrant Shares acquired pursuant to this document that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including the following: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the U.S. dollar; (e) U.S. Holders that own Common Shares, Warrants, or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) U.S. Holders that acquired Common Shares, Warrants, or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) U.S. Holders that hold Common Shares, Warrants, or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) U.S. Holders that own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Corporation. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are (a) U.S. expatriates or former long-term residents of the U.S., (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Common Shares, Warrants, or Warrant Shares in connection with carrying on a business in Canada; (d) persons whose Common Shares, Warrants, or Warrant Shares constitute “taxable Canadian property” under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences relating to the acquisition, ownership and disposition of Common Shares, Warrants or Warrant Shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Partners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisor regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Acquisition of Common Shares and Warrants

For U.S. federal income tax purposes, if a U.S. Holder acquires under this Prospectus Common Shares and Warrants combined as a unit, such U.S. Holder’s acquisition will be treated as the acquisition of an “investment unit” consisting of two components: a component consisting of one Common Share and a component consisting of one, or part of one, Warrant. The purchase price for each unit will be allocated between these two components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for each unit will establish a U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Common Share and one, or part of one, Warrant that comprise each unit.

For this purpose, the Corporation will allocate part of the purchase price for the unit to the Common Share and part of the purchase price for each unit to the Warrant, or part of a Warrant which comprises a unit. However, the IRS will not be bound by the Corporation’s allocation of the purchase price for such units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisor regarding the allocation of the purchase price for a unit, if any are offered under this Prospectus.

Passive Foreign Investment Company Rules

If the Corporation is considered a “passive foreign investment company” under the meaning of Section 1297 of the Code (a “PFIC”) at any time during a U.S. Holder’s holding period, the following sections will generally describe the U.S. federal income tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares, Warrants, or Warrant Shares. Each United States person who is a shareholder of a PFIC is required to file an annual report with the IRS, which filing would be in addition to any other information reporting requirements described in the section entitled “Information Reporting; Backup Withholding Tax.”

PFIC Status of the Corporation

The Corporation generally will be a PFIC if, for a tax year, (a) 75% or more of the gross income of the Corporation for such tax year is passive income (the “income test”) or (b) 50% or more of the value of the Corporation’s assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets (the “asset test”). “Gross income” generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. Active business gains arising from the sale of commodities generally are excluded from passive income if substantially all of a foreign corporation’s commodities are (a) stock in trade of such foreign corporation or other property of a kind which would properly be included in inventory of such foreign corporation, or property held by such foreign corporation primarily for sale to customers in the ordinary course of its trade or business, (b) property used in the trade or business of such foreign corporation that would be subject to the allowance for depreciation under Section 167 of the Code, or (c) supplies of a type regularly used or consumed by such foreign corporation in the ordinary course of its trade or business.

For purposes of the PFIC income test and asset test described above, if the Corporation owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Corporation will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above, “passive income” does not include any interest, dividends, rents, or royalties that are received or accrued by the Corporation from a “related person” (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income.

In addition, under certain attribution rules, if the Corporation is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Corporation which is also a PFIC (a “Subsidiary PFIC”), and will be subject to U.S. federal income tax on their proportionate share of any (a) distribution on the shares of a Subsidiary PFIC and (b) disposition or deemed disposition of shares of a Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC.

The Corporation believes that it was classified as a PFIC during the tax year ended August 31, 2012, and based on current business plans and financial expectations, the Corporation believes that it may be a PFIC for the current and future taxable years. The determination of whether any corporation was, or will be, a PFIC for a tax year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any tax year depends on the assets and income of such corporation over the course of each such tax year and, as a result, cannot be predicted with certainty as of the date of this document. Accordingly, there can be no assurance that the IRS will not challenge any determination made by the Corporation concerning its PFIC status or that the Corporation was not, or will not be, a PFIC for any tax year. Each U.S. Holder should consult its own tax advisor regarding the PFIC status of the Corporation and each of its subsidiaries.

Default PFIC Rules Under Section 1291 of the Code

If the Corporation is a PFIC, the U.S. federal income tax consequences to a U.S. Holder of the acquisition, ownership, and disposition of Common Shares, Warrants, and Warrant Shares and the conversion of Warrants into Common Shares will depend on whether such U.S. Holder makes an election to treat the Corporation (and/or a Subsidiary PFIC) as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or makes a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to Common Shares or Warrant Shares. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares, Warrants and Warrant Shares and (b) any excess distribution received on the Common Shares and Warrant Shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current tax year) exceeds 125% of the average distributions received during the three preceding tax years (or during a U.S. Holder’s holding period for the Common Shares and Warrant Shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of Common Shares, Warrants and Warrant Shares of a PFIC (including an indirect disposition of the stock of a Subsidiary PFIC), and any excess distribution received on such Common Shares and Warrant Shares (or a distribution by a Subsidiary PFIC to its shareholder that is deemed to be received by a U.S. Holder) must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the Common Shares or Warrant Shares. The amount of any such gain or excess distribution allocated to the tax year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income. The amounts allocated to any other tax year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest,” which is not deductible.

If the Corporation is a PFIC for any tax year during which a Non-Electing U.S. Holder holds Common Shares, Warrant Shares or Warrants, the Corporation will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether the Corporation ceases to be a PFIC in one or more subsequent tax years. If the Corporation ceases to be a PFIC, a Non-Electing U.S. Holder may terminate this deemed PFIC status with respect to Common Shares and Warrant Shares by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Common Shares and Warrant Shares were sold on the last day of the last tax year for which the Corporation was a PFIC. No such election, however, may be made with respect to Warrants.

Under proposed Treasury Regulations, if a U.S. holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. Under rules described below, the holding period for the Warrant Shares will begin on the date a U.S. Holder acquires the Warrants. This will impact the availability of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for Warrant Shares and Common Shares under the PFIC rules and the applicable elections differently. See discussion below under “QEF Election” and under “Mark-to-Market Election”.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first tax year in which its holding period of its Common Shares begins, generally, will not be subject to the rules of Section 1291 of the Code discussed above with respect to its Common Shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) the net capital gain of the Corporation, which will be taxed as long-term capital gain to such U.S. Holder, and (b) the ordinary earnings of the Corporation, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each tax year in which the Corporation is a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by the Corporation. However, for any tax year in which the Corporation is a PFIC and has no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will be treated as “personal interest,” which is not deductible.

A U.S. Holder that makes a QEF Election generally (a) may receive a tax-free distribution from the Corporation to the extent that such distribution represents “earnings and profits” of the Corporation that were previously included in income by the U.S. Holder because of such QEF Election and (b) will adjust such U.S. Holder’s tax basis in the Common Shares to reflect the amount included in income or allowed as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of Common Shares.

The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is timely. A QEF Election will be treated as “timely” if such QEF Election is made for the first year in the U.S. Holder’s holding period for the Common Shares in which the Corporation was a PFIC. A U.S. Holder may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year.

A timely QEF Election will apply to the tax year for which such QEF Election is made and to all subsequent tax years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent tax year, the Corporation ceases to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those tax years in which the Corporation is not a PFIC. Accordingly, if the Corporation becomes a PFIC in another subsequent tax year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent tax year in which the Corporation qualifies as a PFIC.

As discussed above, under proposed Treasury Regulations, if a U.S. Holder has an option, warrant or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code. However, a holder of an option, warrant or other right to acquire stock of a PFIC may not make a QEF Election that will apply to the option, warrant or other right or to acquire PFIC stock. In addition, under proposed Treasury Regulations, if a U.S. Holder holds an option, warrant or other right to acquire stock of a PFIC, the holding period with respect to shares of stock of the PFIC acquired upon exercise of such option, warrant or other right will include the period that the option, warrant or other right was held.

Consequently, if a U.S. Holder of Warrants makes a QEF Election with respect to any Common Shares which such U.S. Holders owns, if any, such election generally will not be treated as a timely QEF Election with respect to Warrant Shares and the rules of Section 1291 of the Code discussed above will continue to apply with respect to such U.S. Holder’s Warrant Shares. However, a U.S. Holder of Warrant Shares should be eligible to make a timely QEF Election if such U.S. Holder elects in the tax year in which such Warrant Shares are received to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such Warrant Shares were sold for fair market value on the date such US Holder acquired them. In addition, gain recognized on the sale or other taxable disposition (other than by exercise) of the Warrants by a U.S. Holder will be subject to the rules of Section 1291 of the Code discussed above. Each U.S. Holder should consult its own tax advisor regarding the application of the PFIC rules to the Common Shares, Warrants, and Warrant Shares.

The Corporation will make available to U.S. Holders: (a) upon their written request, timely and accurate information as to its status as a PFIC, and (b) for each year in which the Corporation is a PFIC, use commercially reasonable efforts to provide to a U.S. Holder, upon written request, all information and documentation that a U.S. Holder making a QEF Election with respect to the Corporation is required to obtain for U.S. federal income tax purposes. However, U.S. Holders should be aware that the Corporation can provide no assurances that it will provide any such information relating to any Subsidiary PFIC. Because the Corporation may own shares in one or more Subsidiary PFICs at any time, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election with respect to the Corporation.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election only if the Common Shares and Warrant Shares are marketable stock. The Common Shares and Warrant Shares generally will be “marketable stock” if the Common Shares and Warrant Shares are regularly traded on (a) a national securities exchange that is registered with the Securities and Exchange Commission, (b) the national market system established pursuant to section 11A of the Securities and Exchange Act of 1934, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange ensure active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter.

A U.S. Holder that makes a Mark-to-Market Election with respect to its Common Shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such Common Shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first tax year of such U.S. Holder’s holding period for the Common Shares or such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, the Common Shares.

Any Mark-to-Market Election made by a U.S. Holder for the Common Shares will also apply to such U.S. Holder’s Warrant Shares. As a result, if a Mark-to-Market Election has been made by a U.S. Holder with respect to Common Shares, any Warrant Shares received will automatically be marked-to-market in the year of exercise. Because a U.S. Holder’s holding period for Warrant Shares includes the period during which such U.S. Holder held the Warrants, a U.S. Holder will be treated as making a Mark-to-Market Election with respect to its Warrant Shares after the beginning of such U.S. Holder’s holding period for the Warrant Shares unless the Warrant Shares are acquired in the same tax year as the year in which the U.S. Holder acquired its Warrants. Consequently, the default rules under Section 1291 described above generally will apply to the mark-to-market gain realized in the tax year in which Warrant Shares are received. However, the general mark-to-market rules will apply to subsequent tax years.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each tax year in which the Corporation is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common Shares and any Warrant Shares, as of the close of such tax year over (b) such U.S. Holder’s tax basis in the Common Shares and any Warrant Shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (i) such U.S. Holder’s adjusted tax basis in the Common Shares and any Warrant Shares, over (ii) the fair market value of such Common Shares and any Warrant Shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior tax years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in the Common Shares and Warrant Shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of Common Shares and Warrant Shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior tax years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior tax years).

A Mark-to-Market Election applies to the tax year in which such Mark-to-Market Election is made and to each subsequent tax year, unless the Common Shares and Warrant Shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to the Common Shares and Warrant Shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to eliminate the interest charge described above with respect to deemed dispositions of Subsidiary PFIC stock or distributions from a Subsidiary PFIC.

Other PFIC Rules

Under Section 1291(f) of the Code, the IRS has issued proposed Treasury Regulations that, subject to certain exceptions, would cause a U.S. Holder that had not made a timely QEF Election to recognize gain (but not loss) upon certain transfers of Common Shares and Warrant Shares that would otherwise be tax-deferred (e.g., gifts and exchanges pursuant to corporate reorganizations). However, the specific U.S. federal income tax consequences to a U.S. Holder may vary based on the manner in which Common Shares, or Warrant Shares are transferred.

Certain additional adverse rules will apply with respect to a U.S. Holder if the Corporation is a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example under Section 1298(b)(6) of the Code, a U.S. Holder that uses Common Shares, Warrants or Warrant Shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such Common Shares, Warrants or Warrant Shares.

In addition, a U.S. Holder who acquires Common Shares, Warrants or Warrant Shares from a decedent will not receive a “step up” in tax basis of such Common Shares, Warrants or Warrant Shares to fair market value.

Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with their own tax advisor regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisor regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Warrants and Warrant Shares.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

Exercise of Warrants

A U.S. Holder should not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. If, as anticipated, the Corporation is a PFIC, a U.S. Holder’s holding period for the Warrant Share should begin on the date on which such U.S. Holder acquired its Warrants.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a Warrant described in the preceding paragraph. If the Warrants have a cashless exercise option, then U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Any gain generally will be subject to the rules of Section 1291 of the Code, as discussed above. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year.

Expiration of Warrants Without Exercise

Subject to the PFIC rules discussed above, upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the “earnings and profits” or assets of the Corporation, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Corporation). (See more detailed discussion of the rules applicable to distributions made by the Corporation at “U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares and Warrant Shares – Distributions on Common Shares and Warrant Shares” below.)

U.S. Federal Income Tax Consequences of the Acquisition, Ownership, and Disposition of Common Shares and Warrant Shares

The following discussion is subject to the rules described above under the heading “Passive Foreign Investment Company Rules.”

Distributions on Common Shares and Warrant Shares

Subject to the PFIC rules discussed above, a U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share or Warrant Share will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated “earnings and profits” of the Corporation, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates. To the extent that a distribution exceeds the current and accumulated “earnings and profits” of the Corporation, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in the Common Shares or Warrant Shares and thereafter as gain from the sale or exchange of such Common Shares or Warrant Shares. (See “Sale or Other Taxable Disposition of Common Shares and/or Warrant Shares” below). However, the Corporation does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Corporation with respect to the Common Shares or Warrant Shares will constitute ordinary dividend income. Dividends received on Common Shares or Warrant Shares generally will not be eligible for the “dividends received deduction”. Subject to applicable limitations and provided the Corporation is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by the Corporation to non-corporate U.S. Holders generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Corporation not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares and/or Warrant Shares

Subject to the PFIC rules discussed above, upon the sale or other taxable disposition of Common Shares or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis in such Common Shares or Warrant Shares sold or otherwise disposed of. Subject to the PFIC rules discussed above, gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, the Common Shares or Warrant Shares have been held for more than one year.

Preferential tax rates apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency or on the sale, exchange or other taxable disposition of Common Shares, Warrants or Warrant Shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder who pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares and Warrant Shares generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Common Shares that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisor regarding the foreign tax credit rules.

Information Reporting; Backup Withholding Tax

Under U.S. federal income tax law and Treasury regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U. S. Holders may be subject to these reporting requirements unless their Common Shares or Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, and, if applicable, filing obligations relating to a Mark-to-Market or QEF Election.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of the Common Shares and Warrant Shares generally may be subject to information reporting and backup withholding tax, at the rate of 28%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding tax rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

PRIOR SALES

During the 12 month period before the date of this Prospectus, the Corporation has issued common shares, and securities that are convertible into common shares, as follows:

Date of Issuance	Securities Issued	Issue/Exercise Price ($)	Reason for Issuance
August 9, 2012	10,000 common shares	1.48(1)	Issuance of common shares pursuant to an accommodation agreement with an Aboriginal partner
August 9, 2012	10,000 warrants	1. 48(1)	Issuance of warrants pursuant to an accommodation agreement with an Aboriginal partner
August 22, 2012	50,000 options	1.85	Issuance of options
August 27, 2012	100,000 options	1.99	Issuance of options
September 1, 2012	810,000 options	1.75	Issuance of options
November 28, 2012	175,000 options	1.44	Issuance of options
December 1, 2012	60,000 options	1.36	Issuance of options
January 1, 2013	40,000 options	1.39	Issuance of options
January 18, 2013	100,000 options	1.32	Issuance of options
March 1, 2013	220,000 options	1.19	Issuance of options
April 19, 2013	50,000 options	1.01	Issuance of options
April 26, 2013	175,000 common shares	1.20	Exercise of options
April 29, 2013	175,000 options	0.99	Issuance of options
May 1, 2013	50,000 options	1.07	Issuance of options
June 1, 2013	360,000 options	0.88	Issuance of options
June 28, 2013	50,000 options	0.55	Issuance of options
July 10, 2013	150,000 options	0.74	Issuance of options
August 1, 2013	10,000 warrants	0.75(1)	Issuance of warrants pursuant to an accommodation agreement with an Aboriginal partner

Notes:

1.	Based on the five-day volume weighted average trading price of the common shares of the Corporation on the TSX for the five trading days prior to the date of issuance.

TRADING PRICE AND VOLUME

The common shares of the Corporation trade on both of the TSX and the NYSE MKT. The following table sets forth, for the periods indicated over the past 12 months prior to the date of this Prospectus, the high and low prices and the aggregate volume of trading of the common shares on the TSX and the NYSE MKT, as reported by the relevant stock exchange:

	NYSE MKT			TSX
Period	High	Low	Volume	High	Low	Volume
	(US$)	(US$)		(Cdn$)	(Cdn$)
2012
August	2.03	1.40	7,847,348	2.01	1.43	4,021,400
September	2.47	1.73	8,981,057	2.40	1.72	4,675,976
October	2.07	1.59	4,433,283	2.03	1.59	2,693,209
November	1.71	1.20	5,775,630	1.73	1.21	3,623,456
December	1.51	1.25	6,806,982	1.49	1.22	3,338,968
2013
January	1.64	1.21	9,141,413	1.61	1.21	4,634,271
February	1.34	1.01	6,253,108	1.34	1.02	2,568,142
March	1.20	1.03	5,003,011	1.23	1.07	1,856,154
April	1.10	0.90	5,894,909	1.13	0.93	2,288,875
May	1.21	0.88	14,002,160	1.22	0.88	5,682,270
June	0.88	0.50	6,436,146	0.90	0.52	3,309,883
July	0.90	0.53	8,182,333	0.94	0.55	2,479,807
August(1)	0.97	0.74	6,458,338	0.99	0.80	1,237,437

Notes:

1.	For the period from August 1, 2013 through August 20, 2013.

INTEREST OF EXPERTS

Certain technical information relating to the Nechalacho Rare Earth Elements Project, contained in or incorporated by reference in this Prospectus, or referred to in a document incorporated by reference in this Prospectus, was prepared by, under the supervision of, or reviewed and approved by, as applicable, Dr. William Mercer, Ph.D., P.Geo., Vice President, Exploration of the Corporation, David Marsh, FAusIMM(CP), Senior Vice President, Metallurgy of the Corporation, Donald S. Bubar, P. Geo., President and Chief Executive Officer of the Corporation, Tudorel Ciuculescu, M.Sc., P.Geo., Senior Geologist of Roscoe Postle Associates Inc. (“RPA”), SNC-Lavalin Inc., Richard Gowans, P.Eng., of Micon International Limited (“Micon”), Barnard Foo, P.Eng., M.Eng., MBA, of Micon, Christopher Jacobs, C.Eng., of Micon, Jane Spooner, M.Sc., P.Geo., of Micon, Kevin Hawton, P.Eng., of Knight Piesold Ltd., Rick Hoos, R.P. Bio, of EBA Engineering Consultants Ltd., Jason J. Cox, P.Eng., of RPA, John R. Goode, P.Eng., of RPA, and Donald H. Hains, P.Geo., of RPA, each of whom are qualified persons for the purposes of NI 43-101, and Benjamin Webb, M.Sc., Senior Resource Geologist of the Corporation.

Other than 1,425,000 Common Shares held by Mr. Bubar, each of the aforementioned firms and persons held, directly or indirectly, either less than one percent or no securities of the Corporation or of any associate or affiliate of the Corporation at or following the time when they prepared, supervised the preparation of, or reviewed and approved, as applicable, the technical information relating to the Nechalacho Rare Earth Elements Project, contained in or incorporated by reference in this Prospectus, or referred to in a document incorporated by reference in this Prospectus, as applicable, and either did not receive any or received less than a one percent direct or indirect interest in any securities of the Corporation or of any associate or affiliate of the Corporation in connection with the preparation, supervision of the preparation, or review and approval, of such technical information.

Other than Messrs. Mercer, Marsh and Bubar, who are currently officers of the Corporation, and Mr. Webb, who is currently an employee of the Corporation, none of the aforementioned persons, nor any directors, officers or employees of such aforementioned firms, is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or of any associate or affiliate of the Corporation.

McCarney Greenwood LLP is the independent registered chartered accountant of the Corporation and is independent of the Corporation within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario. The annual consolidated financial statements of Avalon for each of the years ended August 31, 2012 and August 31, 2011, incorporated by reference in this Prospectus, and included as part of the Corporation’s registration statement on Form F-10, have been audited by McCarney Greenwood LLP, as stated in their report, which report expresses an unqualified opinion on the financial statements. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

RISK FACTORS

An investment in securities of the Corporation is highly speculative and involves significant risks, which should be carefully considered by prospective investors before purchasing such securities. In addition to information set out or incorporated by reference in this Prospectus, investors should carefully consider the risk factors set out below. Any one of such risk factors could materially affect the Corporation’s business, financial condition and/or future operating results and prospects and could cause actual events to differ materially from those described in forward-looking statements relating to the Corporation. Additional risks and uncertainties not currently identified by the Corporation or that the Corporation currently believes not to be material also may materially and adversely affect the Corporation’s business, financial condition, operations or prospects.

No Operating Revenues and History of Losses

The Corporation has had no operating revenues and a history of losses, and no operating revenues are anticipated until one of the Corporation’s projects comes into production, which may or may not occur. The Corporation will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that the Corporation will be able to do so.

No History of Operations

Avalon is an exploration and development company and has no history of mining or refining mineral products from its properties. As such, any future revenues and profits are uncertain. There can be no assurance that the Nechalacho Rare Earth Elements Project or any other project will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to further technical studies, permitting requirements and construction of mines, processing plants, roads and related works and infrastructure. The Corporation will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations. There is no certainty that the Corporation will generate revenue from any source, operate profitably or provide a return on investment in the future.

Development of the Nechalacho Rare Earth Elements Project

The successful development of the Nechalacho Rare Earth Elements Project involves numerous uncertainties. Mine development projects typically require long time frames and significant expenditures before production is possible. Bringing the Nechalacho Rare Earth Elements Project into successful operation is dependent on many factors such as:

•	the availability of funds to finance construction and other capital expenditures and to provide working capital;

•	the timing and availability of permits and other approvals to proceed with construction and to operate the mine and processing facilities;

•	the completion of negotiations with First Nations and other Aboriginal groups and stakeholders affected by the project;

•	the completion of acquisition of a property or properties for the processing facilities and the availability of infrastructure necessary for construction and operation;

•	the negotiation of sales or off-take contracts for the planned production from the project; and

•	the completion of negotiations with strategic partners for the provision of additional investment and/or the provision of technical assistance or services.

Other unanticipated problems and delays may arise in the development of the Nechalacho Rare Earth Elements Project and, accordingly, the Corporation may not be successful in establishing mining and processing operations.

Need for Additional Financing

The Corporation does not have sufficient funds to complete permitting, development and construction of the Nechalacho Rare Earth Elements Project, or to complete exploration or feasibility studies on any of its other properties. The Corporation believes its existing financial resources will be adequate to fund general and administrative expenses and planned exploration and development expenses through March 2014, but unanticipated expenses or other developments could cause its existing resources to be depleted prior to that time. Accordingly, the Corporation will need to raise additional financing, which may be sought through sales of equity or debt securities, asset sales, joint ventures, project financing or other arrangements. The recent climate for financing in the mining industry in general and for rare earth minerals projects in particular has been difficult, and there can be no assurance that the Corporation will be able to complete necessary financings on a timely basis or at all. Failure to complete adequate financing on a timely basis could result in delay or indefinite postponement of the development of the Nechalacho Rare Earth Elements Project, and could require the Corporation to reduce general and administrative expenses or impair the Corporation’s ability to continue as a going concern. Future financings may result in significant dilution to existing shareholders.

The Corporation May Fail to Identify Joint Venture Partners or May Fail to Successfully Manage Joint Ventures

As part of the Corporation's development strategy, the Corporation is considering a number of alternatives to access development capital for its mineral properties, including joint ventures with strategic partners. However, there can be no assurance that the Corporation will be able to identify joint venture candidates or that it will succeed at effectively managing the operation of any joint venture. Unprofitable joint ventures may adversely affect the price of the Common Shares and negatively affect the Corporation's results of operations.

Need for Off-Take Agreements

The Corporation intends to pursue entering into off-take agreements with industrial consumers of the minerals it intends to produce in order to have assurance of future sales of its products. It is likely that it will be necessary to have some of the off-take agreements in place in order to secure project financing for the Nechalacho Rare Earth Elements Project in order to demonstrate the economic viability of the project to lenders. Failure to secure and enter into favourable off-take agreements with customers could have a material adverse effect on, and could result in delay or suspension of the development of, the Nechalacho Rare Earth Elements Project.

The Ore Type at the Nechalacho Rare Earth Elements Project is Unique

The ore type at the Nechalacho Rare Earth Elements Project is unique and one for which known metallurgical processes have not previously been applied. Accordingly, there is a risk that the process designed at the bench and pilot scale will not perform at commercial scale as expected. The failure of such metallurgical process, when applied to the ore at the Nechalacho Rare Earth Elements Project, could materially and adversely affect the Corporation’s expected development and production schedule.

Title to Assets, Aboriginal Title Claims and Aboriginal Rights

The Corporation’s title to its properties may be subject to disputes or other claims including Aboriginal land title claims. Although the Corporation has exercised the usual due diligence with respect to determining title to properties in which it has a material interest, there is no guarantee that title to such properties will not be challenged or impugned. There may be valid challenges to the title of the Corporation’s properties, which, if successful, could impair the Corporation’s ability to explore, develop and/or operate its properties or to enforce its rights with respect to its properties. Aboriginal rights and title may be claimed with respect to Crown properties or other types of tenure with respect to which mining rights have been conferred. In addition, other parties may dispute the Corporation’s title to the properties in which it has an interest and such properties may be subject to prior unregistered agreements or transfers or land claims by aboriginal peoples, and title may be affected by undetected encumbrances or defects or government actions.

An impairment to or defect in the Corporation’s title to its properties could have a material adverse effect on the Corporation’s business, financial condition or results of operations. In addition, such claims, whether or not valid, will involve additional costs and expenses to defend or settle which could adversely affect the Corporation’s profitability.

The Corporation will need to enter into agreements with applicable Aboriginal groups to complete the development of the Nechalacho Rare Earth Elements Project. The Corporation has entered into an accommodation agreement with the Deninu K’ue First Nation (“DKFN”) which provides for business and employment opportunities for the DKFN and contains measures to mitigate the environmental and cultural impacts of the project. The Corporation is seeking to enter into similar agreements with the Lutsel K’e Dene First Nation and the Yellowknives Dene First Nation, with a goal of completing these agreements in 2013, but there is no assurance that these agreements will be completed in a timely manner or at all. Even after the accommodation agreements are entered into, the continuing co-operation of the First Nations will be required to implement the terms of the agreements and proceed with the Nechalacho Rare Earth Elements Project. Any failure of co-operation by these or any other potentially impacted Aboriginal groups could result in delay of work on the Nechalacho Rare Earth Elements Project.

Acquisition of Properties

As parts of the Nechalacho Rare Earth Elements Project, the Corporation currently plans for a hydrometallurgical plant to be located at Pine Point, 85 kilometers east of Hay River, Northwest Territories, Canada and a rare earth refinery to be located in Geismar, Louisiana. The Corporation has applied to the relevant government departments for surface leases on the Pine Point location, but such surface leases have not yet been granted. Any grants and surface leases, if granted, may be subject to the rights of holders of exploration claims or other subsurface rights, which may be inconsistent with the use of the property for the hydrometallurgical plant. In addition, economic factors such as power cost and infrastructure factors such as the adequacy of road and/or rail access may cause the Corporation not to proceed with acquiring the Pine Point surface leases.

The Corporation has purchased an option to acquire property in Geismar, Louisiana from the owner of the property. The term of the option currently expires on December 1, 2013. If the option is exercised, a cash payment will be due to complete the property purchase. The Corporation does not presently have the funds budgeted to exercise its option, and if adequate funds are not raised, the Corporation may be required to forego acquiring the property or negotiate an extension of the option.

If the properties in Pine Point or Geismar are not acquired, the Corporation will need to identify and acquire another suitable site or sites for its hydrometallurgical plant and rare earth refinery, which may significantly delay the development of the Nechalacho Rare Earth Elements Project as a whole.

Capital Cost, Operating Cost and Production Estimates

The Corporation’s expected production schedules, capital costs, engineering and construction estimates, operating costs and other projections which are included in this Prospectus and the documents incorporated by reference herein are derived from a feasibility study completed in April 2013 (the “Feasibility Study”) and described in our material change report dated April 29, 2013 and our management’s discussion and analysis of results of operations and financial condition for the nine months ended May 31, 2013. The Feasibility Study relies upon estimates based on assessments of current and future market conditions and available technical information concerning the Nechalacho Rare Earth Elements Project. Accordingly, the results indicated by the Feasibility Study are projections only and are inherently uncertain. In particular, actual capital costs may significantly exceed those estimated by the Feasibility Study, and engineering and construction estimates and schedules set forth in the Feasibility Study may prove materially inaccurate.

Anticipated operating costs and production schedules set forth in the Feasibility Study are based upon a variety of factors, including:

•	anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

•	anticipated recovery rates of REE and other minerals from the ore;

•	cash operating costs of comparable facilities, supplies/consumables and equipment;

•	anticipated climatic conditions; and

•	forecasts for foreign exchange markets, and discount rates.

Capital costs, operating costs, production and economic returns, and other estimates contained in studies or estimates prepared by or for the Corporation in the future may differ significantly from those anticipated by the Corporation’s current estimates, and there can be no assurance that the Corporation’s actual capital and operating costs will not be higher than currently anticipated. The Corporation’s actual costs and production may vary from estimates for a variety of reasons, including: lack of availability of raw material or equipment; unexpected construction or operating problems; metallurgical performance; unanticipated geologic features; short-term operating factors; delays in delivery of consumables; revisions to mine plans; risks and hazards associated with mining; natural phenomena, such as inclement weather conditions, water availability, floods, and earthquakes; and unexpected labour shortages or strikes. Costs may also be affected by a variety of factors, including: changing waste-to-ore ratios, ore grade metallurgy, labour costs, the cost and consumption rate of commodities, general inflationary pressures and currency exchange rates. Many of these factors are beyond the Corporation’s control. Failure to achieve estimates or material increases in costs could have an adverse impact on the Corporation’s future cash flows, business, results of operations and financial condition.

Furthermore, delays in the construction and commissioning of mining projects or other technical difficulties may result in even further capital expenditures being required. Any delay in the development of a project or cost overruns or operational difficulties once the project is developed may have a material adverse effect on the Corporation’s ability to finance or complete construction of the Nechalacho Rare Earth Elements Project and on the Corporation’s business, results of operations and financial condition.

Demand and Prices for Rare Earth Products

The Corporation’s revenues, if any, from the Nechalacho Rare Earth Elements Project and any of its other projects, are expected to be derived in large part from the mining and sale of rare metals and minerals. Demand for and the prices of those commodities has fluctuated widely, particularly in recent years, and is affected by numerous factors beyond the Corporation’s control, including international economic and political conditions, expectations of inflation, international currency exchange rates, interest rates, global or regional consumption patterns, speculative activities, levels of supply and demand, increased production of rare metals and minerals due to new mine developments and improved mining and production methods, availability and costs of rare metal, REE and other rare mineral substitutes; rare metal, REE and other rare mineral and other stock levels maintained by producers and others and inventory carrying costs. The effect of these factors on the price of REE and therefore the Corporation’s ability to finance the construction of the Nechalacho Rare Earth Elements Project and economic viability of the Corporation’s operations cannot be accurately predicted.

REE prices declined significantly between 2008 and late 2009 during the global economic crisis. Prices increased significantly during 2010 and most of 2011, and experienced a significant drop in 2012, due in part to a reported reduction in speculative buying of REE products as concerns about continuing price escalation abated. Demand for REE products may be impacted by demand for products incorporating rare earths, including hybrid and electric vehicles, wind power equipment and other clean technology products, as well as demand in the general automotive and electronic industries. Lack of growth in these markets may adversely affect the demand for REE products, which would have a material adverse effect on the Nechalacho Rare Earth Elements Project and the Corporation’s business. In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand. Strong REE prices, as well as real or perceived disruptions in the supply of REE, also create economic incentives to identify or create alternate technologies that ultimately could depress future long-term demand for REE products, and at the same time may incentivize development of additional mining properties to produce REE. For example, automobile manufacturers have previously announced plans to develop motors for electric and hybrid cars that do not require REE products due to concerns about the available supply of rare earths. If the automobile industry or other industries reduce their reliance on rare earth products, the resulting change in demand could have a material adverse effect on the Corporation’s business. In particular, if prices or demand for rare earths were to decline, this could impair the Corporation’s ability to obtain financing for the Nechalacho Rare Earth Elements Project and its ability to find purchasers for its products at prices acceptable to the Corporation.

Competitors’ Actions

An increase in the global supply of rare metal and REE products, dumping and predatory pricing by our competitors may materially adversely affect our ability to raise capital and construct and profitably operate the Nechalacho Rare Earth Elements Project. The pricing and demand for rare metal and REE products is affected by a number of factors beyond the Corporation’s control, including growth of economic development and the global supply and demand for rare metal and REE products. Currently China provides approximately 80-85% of the world’s supply of REE. It has in recent years reduced its export quotas and imposed heavier taxes on the production/or export of REE. These steps resulted in significant increases in the prices of rare earth elements and minerals during 2011, with a peak reached in August 2011 for most elements. These high rare earth prices caused demand to contract and prices to fall during 2012 and early 2013. Higher rare earth prices have caused a number of companies to engage in exploration and development of REE projects which, if brought to production, would, in the long term, increase the supply of REE and lead to downward pressure on prices. Further, the prospect of the Nechalacho Rare Earth Elements Project and other development projects achieving production may lead our competitors to engage in predatory pricing behaviour or manipulation of the available supply of REE. Any increase in the amount of rare earth products exported from China or from mines outside China and increased competition may result in price reductions, reduced margins and loss of potential sales, any of which could materially adversely affect the profitability of the Nechalacho Rare Earth Elements Project. As a result of these factors, the Corporation may not be able to compete effectively against future competitors.

Market Development

The success of the Nechalacho Rare Earth Elements Project will depend, in part, on the establishment of new markets by the Corporation or third parties for certain rare earth products that may be in low demand, the creation of new markets and the successful commercialization of REE products in existing and emerging markets. Any unexpected costs or delays in the commercialization of any of the foregoing products and applications could have a material adverse effect on our ability to finance construction of and successfully operate the Nechalacho Rare Earth Elements Project.

Shortages

The Corporation will be dependent on various supplies, equipment, parts and labour and the services of contractors to carry out construction of the Nechalacho Rare Earth Elements Project and to carry out its other exploration and development projects. The availability and cost of such supplies, equipment, parts or labour or the services of contractors could have a material adverse effect on the Corporation’s ability to successfully construct and operate the Nechalacho Rare Earth Elements Project and carry out its other exploration and development activities.

Reliability of Mineral Resource and Mineral Reserve Estimates and Production Risks

Mineral resource and mineral reserve estimates are based upon estimates made by Corporation personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revisions based on further exploration or development work. There is no certainty that any of the mineral resources or mineral reserves identified on the Nechalacho Rare Earth Elements Project will be realized, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Drilling results evaluations are ongoing, but until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only.

In addition, the grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, metal prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by the Corporation. In addition, there can be no assurance that metal recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.

The Corporation’s estimated mineral resources and mineral reserves should not be interpreted as assurances of commercial viability or potential or of the profitability of any future operations. Readers should be cautioned not to place undue reliance on these estimates. The Corporation cannot be certain that its mineral resource and mineral reserve estimates are accurate and cannot guarantee that it will recover the expected quantities of metals. Future production could differ dramatically from such estimates for the following reasons:

•	actual mineralization or ore grade could be different from those predicted by drilling, sampling, feasibility studies or technical reports;

•	increases in the capital or operating costs of the mine;

•	changes in the life-of-mine plan;

•	the grade of ore may vary over the life of the mine and the Corporation cannot give any assurances that any particular mineral reserve estimate will ultimately be recovered; or

•	metallurgical performance could differ from forecast.

The occurrence of any of these events may cause the Corporation to adjust its mineral resource and reserve estimates or change its mining plans, which could negatively affect the Corporation’s financial condition and results of operations. Moreover, short-term factors, such as the need for additional development of the ore body or the processing of new or different grades, may adversely affect the Corporation.

Permits and Licenses

The construction and operation of the Nechalacho Rare Earth Elements Project and the other exploration and development operations of the Corporation require licenses and permits from various governmental authorities. Obtaining the necessary governmental permits is a complex and time-consuming process involving numerous jurisdictions. There can be no assurance that the Corporation will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development, mining and processing operations at its projects. If the Corporation proceeds to production on the Nechalacho Rare Earth Elements Project or any other project, licenses and permits may contain specific operating conditions and there can be no assurance that these conditions will not result in material increases in capital or operating costs or reductions in anticipated production, or that the Corporation will be able to comply with any such conditions. Costs related to applying for and obtaining permits and licenses or complying with the requirements they impose may be prohibitive and could delay planned exploration, development, construction or operation activities. Failure to comply with applicable laws, regulations and permitting requirements or with the conditions contained in licenses or permits may result in enforcement actions, including orders issued by regulatory or judicial authorities, causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions.

Parties engaged in exploration, development, mining or processing operations may be required to compensate those suffering loss or damage by reason of the those activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations. Amendments to current laws, regulations and permits governing operations and activities of mining companies, or more stringent implementation thereof, could have a material adverse impact on our operations and cause increases in capital expenditures or production costs, reductions in levels of production at producing properties or require abandonment or delays in the development of new mining properties.

Environmental Factors

All phases of the Corporation’s exploration and development activities are subject to regulation by governmental agencies under various environmental laws in the various jurisdictions in which it operates. These laws and the regulations adopted thereunder address emissions into the air, discharges into water, management of waste, management of hazardous substances, the transportation of hazardous and/or radioactive substances, protection of natural resources, antiquities and endangered species, and reclamation of lands disturbed by mining operations. Environmental legislation and regulation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations may require significant capital outlays on behalf of the Corporation and may cause material changes or delays in the Corporation’s intended activities. There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Corporation’s operations or result in substantial costs and liabilities to the Corporation in the future. Furthermore, environmental hazards which are unknown to the Corporation at present and which have been caused by previous or existing owners or operators may exist on the Corporation’s properties.

Uninsured Risks

In the course of exploration and development of, and production from, mineral properties, certain risks, and in particular, unexpected or unusual geological operating conditions including rock bursts, cave-ins, fire, flooding and earthquakes may occur. It is not always possible to fully insure against such risks as a result of high premiums or other reasons. Should such events arise, they could reduce or eliminate any future profitability and result in increasing costs and a decline in the value of the Corporation’s securities.

Dependence on Key Employees

The Corporation is dependent on the services of key executives including the Corporation’s President and Chief Executive Officer and other highly skilled and experienced executives and personnel focused on managing the Corporation’s interests and the advancement of the Nechalacho Rare Earth Elements Project and other projects, as well as the identification of new opportunities for growth and funding. Due to the Corporation’s relatively small size, the loss of these persons or the Corporation’s inability to attract and retain additional highly skilled employees required for the development of the Corporation’s activities may have a material adverse effect on the Corporation’s business or future operations.

Exploration and Development

Mineral exploration and development is highly speculative, and certain inherent exploration risks could have a negative effect on the Corporation. Most exploration projects do not result in the discovery of commercially mineable ore deposits and no assurance can be given that any particular level of recovery of ore reserves will be realized or that any identified mineral deposit will ever qualify as a commercially mineable (or viable) ore body which can be legally and economically exploited. Estimates of reserves, mineral deposits and production costs can also be affected by such factors as environmental permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Material changes in ore reserves, grades, stripping ratios or recovery rates may affect the economic viability of any project.

The Corporation’s future growth and productivity will depend, in part, on its ability to identify and acquire additional mineral rights, and on the costs and results of continued exploration and development programs. Mineral exploration is highly speculative in nature and is frequently non-productive. Substantial expenditures are required to:

•	establish ore reserves through drilling and metallurgical and other testing techniques;

•	determine metal content and metallurgical recovery processes to extract metal from the ore; and

•	construct, renovate or expand mining and processing facilities.

In addition, if the Corporation discovers a mineral deposit, it would take several years from the initial phases of exploration until production is possible. During this time, the economic feasibility of production may change. As a result of these uncertainties, there can be no assurance that the Corporation will successfully acquire additional mineral rights.

Competition

The mineral exploration and development industry is intensely competitive. Significant competition exists for the marketing of the minerals that the Corporation intends to produce as well as the acquisition of mineral concessions, claims, leases and other mineral interests. The Corporation may be at a competitive disadvantage in arranging for the sale of products intended to be produced at the Nechalacho Rare Earth Elements Project or other properties, or in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Corporation. The Corporation may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs and helicopters. Increased competition could adversely affect the Corporation’s ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

Regulations and Mining Law, Governmental Regulation

The Corporation’s operations and exploration and development activities in Canada and the United States are subject to extensive federal, state, provincial, territorial and local laws and regulations governing various matters, including:

•	environmental protection;

•	management, transportation and use of toxic, hazardous and/or radioactive substances and explosives;

•	management of tailings and other wastes generated by the Corporation’s operations;

•	management of natural resources;

•	exploration and development of mines, production and post-closure reclamation;

•	exports;

•	price controls;

•	taxation;

•	regulations concerning business dealings with native groups;

•	labor standards and occupational health and safety, including mine safety; and

•	historic and cultural preservation.

Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Corporation incurring significant expenditures. The Corporation may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or changes to or a more stringent enforcement of current laws and regulations by governmental authorities, could cause additional expense, capital expenditures, restrictions on or suspensions of the Corporation’s operations and delays in the development of the Corporation’s properties.

Infrastructure

Mining, processing, development and exploration activities depend on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect the Corporation’s operations, financial condition and results of operations.

Operating Hazards and Risks

Mineral exploration, the development and construction and operation of mines and mining involves many risks, which even a combination of experience, knowledge and careful evaluation may not be able to overcome. The work which the Corporation is undertaking and proposes to undertake will be subject to all the hazards and risks normally incidental to exploration, development and production of resources, any of which could result in work stoppages and damage to persons or property or the environment and possible legal liability for any and all damage. Fires, power outages, labour disruptions, flooding, explosions and cave-ins, are risks involved in the operation of mines and the conduct of exploration programs. Although the Corporation has secured liability insurance and will, when appropriate, secure property insurance in an amount which it considers adequate, the nature of these risks is such that liabilities might exceed policy limits, the liabilities and hazards might not be insurable, or the Corporation might elect not to insure itself against such liabilities due to high premium costs or other reasons, in which event the Corporation could incur significant costs or uninsured losses that could have a material adverse effect upon its financial condition.

Changes in Critical Accounting Estimates Could Adversely Affect Financial Results

Avalon’s most significant accounting estimates relate to the carrying value of the Corporation’s metal and mineral property assets. The accounting policies in relation to metal and mineral properties are set out in full in the Corporation’s annual financial statements. Management regularly reviews the net carrying value of each metal and mineral property. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses if carrying value can be recovered. Management’s estimates of metal and mineral prices, mineral resources and operating, capital and reclamation costs are subject to certain risks and uncertainties which may affect the recoverability of metal and mineral property costs. Although management has made its best estimate of these factors, it is possible that changes could occur in the near term, which could adversely affect the future net cash flows to be generated from the properties. Another significant estimate relates to accounting for stock based compensation. Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of the Corporation’s stock options granted/vested during the year.

Risks Associated with Conflicts of Interest

Certain of the Corporation’s directors and officers also serve as directors and/or officers of other companies or other managerial positions involved or related to natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Corporation will be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Corporation and its shareholders. In addition, each of the Corporation’s directors is required to declare any interest in any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Canada Business Corporations Act and other applicable laws.

PFIC Status

U.S. investors in the Common Shares and Warrants should be aware that the Corporation believes it was classified as a PFIC during its tax year ended August 31, 2012, and based on current business plans and financial expectations, the Corporation believes that it may be a PFIC for the current and future taxable years. If the Corporation is a PFIC for any taxable year during which a United States person holds its Common Shares or Warrants it would likely result in materially adverse United States federal income tax consequences for such United States person which are described under “Certain U.S. Federal Income Tax Considerations.” The potential consequences include, but are not limited to, recharacterization of gain from the sale of the Common Shares, Warrants, and those Warrant Shares received upon exercise of such Warrants as ordinary income and the imposition of an interest charge on such gain and on certain distributions received on the Common Shares or Warrant Shares. Certain elections may be available under U.S. tax rules to mitigate some of the adverse consequences of holding shares in a PFIC. One of these elections is the “qualified electing fund election,” defined and discussed above under “Certain U.S. Federal Income Tax Considerations.” On written request, the Corporation will provide to U.S. investors timely and accurate information as to its status as a PFIC and, for each year in which it is a PFIC, will use commercially reasonable efforts to provide to U.S. investors all information and documentation necessary for such investor to make a qualified electing fund election for US tax purposes. Except as otherwise provided in this prospectus, United States persons that hold Warrants are not eligible to make the mitigating elections with respect to such Warrants and Common Shares received upon exercise of the Warrants. This paragraph is qualified in its entirety by the discussion above under the heading “Certain U.S. Federal Income Tax Considerations.” The PFIC rules are extremely complex and a U.S. investor purchasing Common Shares or Warrants is encouraged to consult a tax advisor regarding the PFIC rules and the United States federal income tax consequences of the acquisition, ownership, and disposition of the Common Shares, Warrants and Warrant Shares.

Foreign Currency Risk

It is expected that a significant portion of the Corporation’s revenue from the sale of its products from the Nechalacho Rare Earth Elements Project will likely be priced in U.S. dollars, whereas most of its operating costs will likely be incurred in Canadian dollars and other international currencies. In addition, a significant portion of the capital costs for the construction of the mining plant at the Nechalacho Rare Earth Elements Project will also likely be priced in U.S. dollars. The fluctuation in the exchange rate between the U.S. dollar and the Canadian dollar and other international currencies may have a significant impact on the future profitability of the Corporation and it may also significantly increase or decrease the capital costs for the Nechalacho Rare Earth Elements Project.

Share Price Fluctuations

In recent years, the securities markets in Canada have experienced a high level of price and volume volatility and the market price of securities of many companies, particularly those considered development stage companies, have experienced wide fluctuations in price which would not have necessarily been related to the operating performance, underlying asset values or prospects of such companies. There can be no assurance that continual fluctuation in price will not occur.

Further Equity Financing

The Corporation will require additional funds to fund further exploration and/or development activities or to fulfill its obligations under any applicable agreements. If the Corporation raises additional funding by issuing additional equity securities, such financing will dilute the holdings of the Corporation’s shareholders. Future sales of Securities in public or private markets could adversely affect the trading price of the Common Shares and its ability to continue to raise funds by new offerings of Securities.

No Dividends

The Corporation has not paid any dividends on its Common Shares. Any decision to pay dividends on its Common Shares in the future will be dependent upon the financial requirements of the Corporation to finance future growth, the financial condition of the Corporation and other factors which the Corporation’s Board of Directors may consider appropriate in the circumstances.

Use of Proceeds

The management of the Corporation will have certain discretion over the use of proceeds of any offering of Securities as well as the timing of expenditures. As a result, investors will be relying on the judgment of management as to the specific application of the proceeds of any offering of Securities. Management may use the net proceeds of any offering of Securities in ways that an investor may not consider optimal. The results and effectiveness of the application of the net proceeds of any offering of Securities are uncertain.

Limitation on Enforcement

The Corporation is a Canadian corporation and U.S. investors may have difficulty bringing actions and enforcing judgments under U.S. securities laws. Investors in the United States or in other jurisdictions outside of Canada may have difficulty bringing actions and enforcing judgments against the Corporation, its directors, its executive officers and some of the experts named in this Prospectus based on civil liabilities provisions of the federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence.

The Securities may not be listed and there may not be an established trading market for those securities. You may be unable to sell the Securities at the prices you desire or at all.

There is no existing trading market for Warrants or Units. As a result, there can be no assurance that a liquid market will develop or be maintained for those securities, or that you will be able to sell any of those securities at a particular time (if at all). The Corporation may not list the Warrants or Units on any Canadian or U.S. securities exchange, and the Common Shares may be delisted or suspended. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things:

•	changes in the overall market for those securities;

•	changes in the Corporation’s financial performance or prospects;

•	changes or perceived changes in the Corporation’s creditworthiness;

•	the prospects for companies in the Corporation’s industry generally;

•	the number of holders of those securities;

•	the interest of securities dealers in making a market for those securities; and

•	prevailing interest rates.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the "CBCA"), the Registrant may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. The indemnification may be made in connection with an action by or on behalf of the Registrant or other entity to procure a judgment in its favor, to which the individual is made a party because of the individual's association with the Registrant or other entity as described above only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual's association with the Registrant or other entity as described above if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual described above ought to have done provided the individual fulfills the conditions set out above. The Registrant may advance moneys to an individual described above for the costs, charges and expenses of a proceeding described above; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

The by-law of the Registrant provides that, subject to the limitations contained in the CBCA, the Registrant shall, to the maximum extent permitted by law, indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by them in respect of any civil, criminal, administrative, investigative or other proceeding to which the individual is involved by reason of being or having been a director or officer of the Registrant, or as a director or officer, or acting in a similar capacity, of such other entity at the Registrant's request, if they acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which they acted as director or officer, or in a similar capacity, at the Registrant's request, and, in the case of a criminal, administrative, investigative or other proceeding that is enforced by a monetary penalty, they had reasonable grounds for believing that their conduct was lawful, and the individual was not judged by a court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done. The by-law of the Registrant provides that, subject to the CBCA, the Registrant may purchase and maintain insurance for the benefit of a director or officer, a former director or officer, or a person who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, and their heirs and personal representatives, against such liabilities.

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the U.S. Securities Act, and is therefore unenforceable.

Exhibit	Description

4.1	Annual Information Form of the Registrant dated as of November 28, 2012 for the fiscal year ended August 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on November 29, 2012)

4.2	the Audited consolidated statements of financial position of the Registrant as at August 31, 2012 and 2011 and the consolidated statements of comprehensive loss, changes in equity and cash flows for each of the two years then ended, together with the auditors’ report thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on November 29, 2012)

4.3	Management’s Discussion and Analysis for the fiscal year ended August 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on November 29, 2012)

4.4	the Unaudited condensed consolidated interim statements of financial position of the Corporation as at May 31, 2013 and the condensed consolidated interim statements of comprehensive loss, changes in equity and cash flows for the three months and nine months ended May 31, 2013, together with the notes thereto (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on July 15, 2013)

4.5	Management’s Discussion and Analysis of Results of Operations and Financial Condition of the Registrant for the three months and nine months ended May 31, 2013 (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on July 15, 2013)

4.6	Management Information Circular of the Registrant dated December 28, 2012 in connection with the Registrant’s annual meeting of shareholders held on January 29, 2013 (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on January 9, 2013)

4.7	Material Change Report of the Registrant dated April 29, 2013 with respect to the completion of a positive feasibility study for the Nechalacho Rare Earth Elements project (the “Nechalacho Rare Earth Elements Project”) (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on April 30, 2013)

4.8	News Release of the Registrant dated July 29, 2013 with respect to the completion of the Report of Environmental Assessment by the Mackenzie Valley Environmental Impact Review Board on the Nechalacho Rare Earth Elements Project (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on July 29, 2013)

4.9	News Release of the Registrant dated August 1, 2013 with respect to initial results from Nechalacho Rare Earth Elements Project metallurgical process optimization work (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on August 8, 2013)

4.10	News Release of the Registrant dated August 15, 2013 with respect to the summer work program at the Nechalacho Rare Earth Elements Project and mineral resource update (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on August 15, 2013)

5.1*	Consent of McCarney Greenwood LLP

5.2**	Consent of Cassels Brock & Blackwell LLP

5.3**	Consent of Dr. William Mercer, P. Geo.

5.4**	Consent of Roscoe Postle Associates Inc.

5.5**	Consent of Jason Cox, P. Eng.

5.6**	Consent of Tudorel Ciuculescu, P. Geo.

5.7**	Consent of Donald S. Bubar

5.8**	Consent of Kevin Hawton

5.9**	Consent of Benjamin Webb

5.10**	Consent of EBA Engineering Consultants Ltd.

5.11**	Consent of Donald H. Hains, P. Geo.

5.12**	Consent of Acme Analytical Laboratories Ltd.

5.13**	Consent of John Goode, P.Eng.

5.14**	Consent of ALS Laboratory Group

5.15**	Consent of David Marsh

5.16**	Consent of SNC-Lavalin Inc.

5.17**	Consent of Micon International Limited

5.18**	Consent of Richard Gowans

5.19**	Consent of Jane Spooner

5.20**	Consent of Bernard Foo, P. Eng.

5.21**	Consent of Christopher Jacobs

5.22**	Consent of Rick Hoos

5.23**	Consent of Knight Piesold Ltd.

6.1*	Powers of Attorney (contained in the signature page hereto)

* Filed herewith.

** To be filed by amendment.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.  Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.  Consent to Service of Process.

(a)	Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

(b)	Any change to the name or address of the Registrant’s agent for service shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada, on this 21st day of August, 2013.

AVALON RARE METALS INC.

By:	/s/ R. James Andersen
Name: R. James Andersen
Title: Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Donald S. Bubar and R. James Andersen and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Donald S. Bubar	President, Chief Executive Officer and	August 21, 2013
Donald S. Bubar	Director

/s/ R. James Andersen	Vice-President, Finance and Chief Financial	August 21, 2013
R. James Andersen	Officer

/s/ Alan Ferry	Director	August 21, 2013
Alan Ferry

/s/ Richard Morland	Director	August 21, 2013
Richard Morland

/s/ Phil Fontaine	Director	August 21, 2013
Phil Fontaine

/s/ Brian D. MacEachen	Director and Non-Executive Chairman	August 21, 2013
Brian D. MacEachen

/s/ Peter McCarter	Director	August 21, 2013
Peter McCarter

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this Registration Statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of the Registrant in the United States, on this 21st day of August, 2013.

By:	/s/ Benjamin Webb
Name: Benjamin Webb
Title: Senior Resource Geologist

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form of the Registrant dated as of November 28, 2012 for the fiscal year ended August 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on November 29, 2012)

4.2	the Audited consolidated statements of financial position of the Registrant as at August 31, 2012 and 2011 and the consolidated statements of comprehensive loss, changes in equity and cash flows for each of the two years then ended, together with the auditors’ report thereon and the notes thereto (incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on November 29, 2012)

4.3	Management’s Discussion and Analysis for the fiscal year ended August 31, 2012 (incorporated by reference to the Registrant’s Annual Report on Form 40-F, filed with the Commission on November 29, 2012)

4.4	the Unaudited condensed consolidated interim statements of financial position of the Corporation as at May 31, 2013 and the condensed consolidated interim statements of comprehensive loss, changes in equity and cash flows for the three months and nine months ended May 31, 2013, together with the notes thereto (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on July 15, 2013)

4.5	Management’s Discussion and Analysis of Results of Operations and Financial Condition of the Registrant for the three months and nine months ended May 31, 2013 (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on July 15, 2013)

4.6	Management Information Circular of the Registrant dated December 28, 2012 in connection with the Registrant’s annual meeting of shareholders held on January 29, 2013 (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on January 9, 2013)

4.7	Material Change Report of the Registrant dated April 29, 2013 with respect to the completion of a positive feasibility study for the Nechalacho Rare Earth Elements project (the “Nechalacho Rare Earth Elements Project”) (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on April 30, 2013)

4.8	News Release of the Registrant dated July 29, 2013 with respect to the completion of the Report of Environmental Assessment by the Mackenzie Valley Environmental Impact Review Board on the Nechalacho Rare Earth Elements Project (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on July 29, 2013)

4.9	News Release of the Registrant dated August 1, 2013 with respect to initial results from Nechalacho Rare Earth Elements Project metallurgical process optimization work (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on August 8, 2013)

4.10	News Release of the Registrant dated August 15, 2013 with respect to the summer work program at the Nechalacho Rare Earth Elements Project and mineral resource update (incorporated by reference to the Registrant’s Form 6-K, furnished to the Commission on August 15, 2013)

5.1*	Consent of McCarney Greenwood LLP

5.2**	Consent of Cassels Brock & Blackwell LLP

5.3**	Consent of Dr. William Mercer, P. Geo.

5.4**	Consent of Roscoe Postle Associates Inc.

5.5**	Consent of Jason Cox, P. Eng.

5.6**	Consent of Tudorel Ciuculescu, P. Geo.

5.7**	Consent of Donald S. Bubar

5.8**	Consent of Kevin Hawton

5.9**	Consent of Benjamin Webb

5.10**	Consent of EBA Engineering Consultants Ltd.

5.11**	Consent of Donald H. Hains, P. Geo.

5.12**	Consent of Acme Analytical Laboratories Ltd.

5.13**	Consent of John Goode, P.Eng.

5.14**	Consent of ALS Laboratory Group

5.15**	Consent of David Marsh

5.16**	Consent of SNC-Lavalin Inc.

5.17**	Consent of Micon International Limited

5.18**	Consent of Richard Gowans

5.19**	Consent of Jane Spooner

5.20**	Consent of Bernard Foo, P. Eng.

5.21**	Consent of Christopher Jacobs

5.22**	Consent of Rick Hoos

5.23**	Consent of Knight Piesold Ltd.

6.1*	Powers of Attorney (contained in the signature page hereto)

* Filed herewith.

** To be filed by amendment.